Exhibit 16.1

John Scrudato CPA

CERTIFIED PUBLIC ACCOUNTING FIRM

October 28, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of the Form 10-K dated October 28, 2014, of Songbird Development, Inc. and are in agreement with the statements contained therein inasmuch as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ John Scrudato CPA

Califon, NJ